Exhibit 10.2

FOURTH AMENDMENT AND ACKNOWLEDGEMENT

WHEREAS, Phillip L. Spector (the “Executive”) has entered into an employment agreement with Intelsat, Ltd. (the “Company”) and Intelsat Holdings, Ltd. (“Holdings”), dated as of January 31, 2005, as amended June 21, 2005, March 8, 2006 and March 16, 2007 (the “Employment Agreement”);

WHEREAS, pursuant to the transactions contemplated by the Share Purchase Agreement among the Company, Holdings, Intelsat Global, Ltd. (the “Parent”), and Serafina Acquisition Limited (Bermuda) as of June 19, 2007, the Company became a wholly owned subsidiary of the Parent on February 4, 2008; and

WHEREAS, the Executive, the Parent and the Company desire to amend the Employment Agreement to comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder to the extent applicable.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Executive, the Parent and the Company hereto do hereby agree to amend the Employment Agreement, effective as of December 31, 2008, as follows (the “Amendment”):

1. Section 2.1(b) of the Employment Agreement is hereby amended to include the following sentence at the end thereof:

“All bonuses, to the extent earned for a particular calendar year, shall be paid in the following calendar year but prior to March 15th of such following calendar year.”

2. Sections 4.1, 4.2, 4.4(a)(i) and 4.6 of the Employment Agreement is hereby amended to include the following parenthetical phrase immediately following the phrase “earned and unpaid compensation through the effective date of such termination” where such phrase appears in such Sections:

“(payable in accordance with the Company’s payroll practices or, if applicable, Section 2.1(b))”

3. Section 4.2 of the Employment Agreement is hereby amended to include the following sentence immediately following the end of the first sentence of such Section:

“Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity Executive incurs a “separation from service” within the meaning of such term under Code Section 409A (as defined in Section 8 hereof), Executive shall on such date automatically be terminated from employment because of Disability.”

4. Section 4.3 of the Employment Agreement is hereby amended to include the following parenthetical phrase immediately following the phrase “earned and unpaid compensation through the date of the Executive’s death” where such phrase appears in such Section:

“(payable in accordance with the Company’s payroll practices or, if applicable, Section 2.1(b))”

5. Section 4.4(a)(iii) of the Employment Agreement is hereby amended in its entirety to be read as follows:

“(iii) the payment of a lump-sum amount equal to the sum of the Executive’s annual Base Salary plus the Executive’s maximum bonus amount of 65% of Base Salary (as in effect as of the date of termination), which shall be paid to the Executive on the sixtieth (60th) day following the date of termination of employment; and”

6. The first sentence of Section 4.4(a) of the Employment Agreement is hereby amended to include the following phrase at the end thereof:

“; provided that the first payment shall be made on the sixtieth (60th) day following termination and shall include payment of any amounts that would otherwise be due prior thereto.”

7. Section 4.5(a) of the Employment Agreement is hereby amended to change the phrase “Executive’s knowledge of the event constituting Good Reason” to “first occurrence of the event constituting Good Reason detailing the specific circumstances alleged to constitute Good Reason” where the former appears in such Section.

8. Section 4.5(b) of the Employment Agreement is hereby amended to (i) change “twenty (20) business days’” to “thirty (30) business days’” where the former appears in such Section and (ii) add the following sentence at the end thereof:

“Any termination of employment as a result of Good Reason shall occur within one hundred and eighty (180) days of the occurrence of the Good Reason event.”

9. Section 4.7 of the Employment Agreement is hereby amended to include the phrase “within sixty (60) days following termination” in between the words “its Affiliates” and “, in the form” where they appear in such Section.

10. The Employment Agreement is hereby amended to add a new Section 8 which shall read as follows:

“8. Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A; provided that the Company shall not reform any such provisions if such action would or could be reasonably be expected to result in any material increased costs or material liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section or that is otherwise considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments.

(c) All expenses or other reimbursements provided herein that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which the Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

(d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.”

11. As amended and modified by this Amendment, the Employment Agreement shall remain in full force and effect.

12. If there is any conflict between the terms of the Employment Agreement and this Amendment, the terms of this Amendment shall prevail.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of December 29, 2008.

INTELSAT, LTD.

By:	/s/ Raymond Svider
Name:	Raymond Svider
Title:	Chairman

INTELSAT GLOBAL, LTD.

By:	/s/ Raymond Svider
Name:	Raymond Svider
Title:	Chairman

THE EXECUTIVE

/s/ Phillip L. Spector
Phillip L. Spector